Anvia Holdings Corporation acquires Egnitus Inc

GLENDALE, CA / Globenewswire/ October 10, 2018 / Anvia Holdings Corporation (OTCQB: ANVV) (the “Company” or “Anvia Holdings”) today announced that it has acquired all of the issued and outstanding shares of Egnitus Inc and its subsidiaries trading under the brand Egnatium (“Egnatium”).

Anvia Holdings acquired 100% of Egnitus Inc under a share for share agreement where the current shareholders on Egnitus Inc shall receive equal number of shares in Anvia Holdings.

Anvia Holdings Corporation Chief Executive Officer, Ali Kasa, added “Acquisition of Egnitus Inc allows Anvia Holdings to reposition itself as a platform to make personal and organizational Growth accessible and sustainable”

About Egnitus Inc

Egnitus Inc and its subsidiaries trading under the brand Egnatium has been operating in South East Asia and Australia since 2004. The company specialises in helping individuals and organizations grow.

Egnatium has its own proprietary software, mobile applications, learning and consulting modules in areas of Strategy, Competency, Employee Performance, Learning Management and Customer Experience. Additional information can be found at www.egnatium.com

About Anvia Holdings Corporation

Anvia Holdings Corporation is a global technology company that creates comprehensive, turnkey software and consulting solutions for small to medium-sized businesses. The company also owns a leading platform for the global constructions industry that provides a complete cloud-based eco-system. The Company is currently targeting other verticals in the international business arena such as real estate, semiconductors and construction. Anvia Holdings Corporation trades on the OTCQB under the symbol ANVV.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

SOURCE: Anvia Holdings Corporation

For further information, please visit www.anviaholdings.com

Contact: support@anviaholdings.com

Phone: 323 713 3244